UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PAR PHARMACEUTICAL COMPANIES, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies: Par Pharmaceutical Companies, Inc. common stock, par value 0.01 (“common stock”).

(2)

Aggregate number of securities to which transaction applies:

36,833,149 shares of common stock (including restricted shares); 2,013,888 shares of common stock underlying outstanding options of the Company with an exercise price of $50.00 or less; 50,876 shares of common stock underlying Performance Share Units of the Company; 335,057 shares of common stock underlying outstanding Restricted Share Units of the Company; 217,906 shares of common stock underlying outstanding Director Stock Units of the Company; and 1,992 shares of common stock to be issued pursuant to the Company’s Employee Stock Purchase Program.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $1,918,832,313. The maximum aggregate value of the transaction was calculated based upon the sum of (A) (1) 36,833,149 shares of common stock (including restricted shares) issued and outstanding and owned by persons other than the Company and Merger Sub on July 18, 2012, multiplied by (2) $50.00 per share (the “per share merger consideration”); (B) (1) 2,013,888 shares of common stock underlying outstanding options of the Company with an exercise price of $50.00 or less, as of July 18, 2012, multiplied by (2) the excess of the per share merger consideration over the weighted average exercise price of $26.72 at July 18, 2012; (C) (1) 50,876 shares of common stock underlying outstanding Performance Share Units of the Company on July 18, 2012, multiplied by (2) the per share merger consideration; (D) (1) 335,057 shares of common stock underlying outstanding Restricted Share Units of the Company on July 18, 2012, multiplied by (2) the per share merger consideration; (E) (1) 217,906 shares of common stock underlying outstanding Director Stock Units of the Company on July 18, 2012, multiplied by (2) the per share merger consideration; and (F) 1,992 shares of common stock to be issued pursuant to the Company’s Employee Stock Purchase Program on or prior to September 28, 2012, multiplied by (2) the per share merger consideration. The filing fee equals the product of 0.0001146 multiplied by the maximum aggregate value of the transaction.

(4) Proposed maximum aggregate value of transaction: $1,918,832,313

(5) Total fee paid:
$219,898.18

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing party:

(4) Date Filed:

The definitive additional materials set forth in Annex A hereto (the “Definitive Additional Materials”) are being filed with the Securities and Exchange Commission (“SEC”) in connection with certain litigation relating to the Agreement and Plan of Merger, dated as of July 14, 2012 (the “Merger Agreement”), by and among Par Pharmaceutical Companies, Inc., a Delaware corporation (the “Company” or “Par”), Sky Growth Holdings Corporation, a Delaware corporation (“Parent”), and Sky Growth Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

On August 27, 2012, the Company filed a definitive proxy statement in connection with the Merger. These Definitive Additional Materials supplement the disclosures made in the definitive proxy statement, and should be read alongside the definitive proxy statement. To the extent that information herein differs from or updates information contained in the definitive proxy statement, the information contained herein is more current. Any defined terms used but not defined herein shall have the meanings set forth in the definitive proxy statement.

These supplemental disclosures to the definitive proxy statement are dated September 14, 2012.

Forward-Looking Statements

Certain statements made in the Definitive Additional Materials reflect the Company’s expectations regarding future events and, accordingly, are subject to risks and uncertainties. These statements are based on the Company’s opinions, expectations, beliefs, plans, objectives, assumptions and projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “foresees,” “predicts,” “forecasts,” “continuing,” “ongoing,” “maintains,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout the Definitive Additional Materials and include statements regarding the Company’s intentions, beliefs or current expectations concerning, among other things, the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the closing of the transactions described in the Merger Agreement; future operations; future financial performance, trends and future events, particularly relating to sales of current products and the development, approval and introduction of new products; Food and Drug Administration and other regulatory applications, approvals and actions; market position and expenditures; the continuation of historical trends; the Company’s ability to operate its business under its new capital and operating structure; and the sufficiency of the Company’s cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. The Company believes that these risks and uncertainties include, but are not limited to, those described in the Company’s periodic and current reports filed with the SEC.

Although the Company bases these forward-looking statements on assumptions that it believes are reasonable when made, the Company cautions you that forward-looking statements are not guarantees of future performance and that the Company’s actual results of operations, financial condition and liquidity, and the development of the industry in which the Company operates may differ materially from those made in or suggested by the forward-looking statements contained in the Definitive Additional Materials. In addition, even if the Company’s results of operations, financial condition and liquidity, and the development of the industry in which the Company operates are consistent with the forward-looking statements contained in the Definitive Additional Materials, those results or developments may not be indicative of results or developments in subsequent periods.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements that the Company makes in the Definitive Additional Materials speak only as of the date of those statements, and the Company undertakes no obligation to update those statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Important Notice and Additional Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by an affiliate of TPG. In connection with the proposed transaction, the Company has filed with the SEC and mailed to its security holders a definitive proxy statement and filed other related documents with the SEC. Investors and stockholders of the Company are advised to read the definitive proxy statement and these other materials because they contain important information about Par and the proposed transaction. Investors and stockholders may obtain a free copy of the definitive proxy statement and other documents filed by the Company with the SEC at the SEC web site at www.sec.gov. Copies of the definitive proxy statement and other filings made by Par with the SEC can also be obtained, free of charge, by directing a request to Par Pharmaceutical Companies, Inc., 300 Tice Boulevard, Woodcliff Lake, NJ 07677, Attn: Investor Relations. The definitive proxy statement and such other documents are also available for free on the Company’s web site at www.parpharm.com as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC.

Participants in the Solicitation

The Company and its directors and officers and other persons may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed acquisition transaction. Information regarding the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Stockholders, which was filed with the SEC on March 30, 2012, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the SEC on February 28, 2012. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement relating to the proposed acquisition and other relevant materials filed with the SEC. Investors should read the definitive proxy statement carefully before making any voting or investment decisions.

ANNEX A

SETTLEMENT OF LITIGATION

On September 14, 2012, counsel for the parties in In re Par Pharmaceutical Companies, Inc. Shareholder Litigation, C.A. No. 7715-VCP (the “Consolidated Delaware Action”) entered into a Binding Memorandum of Understanding (the “Binding MOU”) in which they agreed on the terms of a settlement of the Consolidated Delaware Action. The proposed settlement is conditional upon, among other things, final approval of the proposed settlement by the court.

Pursuant to the terms of the Binding MOU, the Company has agreed to make certain supplemental disclosures related to the Merger, all of which supplemental disclosures are set forth in (1) these supplemental disclosures and (2) our earlier Definitive Additional Materials on Schedule 14A filed on September 14, 2012. In addition, in connection with the settlement and as provided in the Binding MOU, the parties contemplate that plaintiffs’ counsel will seek an award of attorneys’ fees and expenses as part of the settlement, and plaintiffs will release defendants from any and all liability. Notwithstanding the Binding MOU, there can be no assurance that the Merger will be consummated or that the court will approve the settlement contemplated by the Binding MOU. In such event, the proposed settlement as contemplated by the Binding MOU may be terminated. The settlement will not affect the amount of the consideration that the Company’s stockholders are entitled to receive in the Merger.

Defendants deny all liability with respect to the facts and claims alleged in the Consolidated Delaware Action and specifically deny that any breach of fiduciary duty occurred, or that any further disclosure is required to supplement the definitive proxy statement under any applicable rule, statute, regulation or law. However, to avoid the risk that the Consolidated Delaware Action may delay or otherwise adversely affect the consummation of the Merger, to minimize the expense of defending such action, and to provide additional information to our stockholders at a time and in a manner that would not cause any delay of the special meeting or the Merger, defendants have agreed to the terms of the proposed settlement described above. The parties further considered it desirable that the Consolidated Delaware Action be settled to avoid the expense, risk, inconvenience and distraction of continued litigation and to fully and finally resolve the settled claims. Plaintiffs in the Consolidated Delaware Action have agreed to stay the Consolidated Delaware Action pending final approval by the Court of Chancery of the State of Delaware of the settlement, and to dismiss the Consolidated Delaware Action with prejudice upon final approval by the court of the settlement of the Consolidated Delaware Action.

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

The Company is making the following supplemental disclosures to the definitive proxy statement. This supplemental information should be read in conjunction with the definitive proxy statement, which should be read in its entirety. Defined terms used but not defined herein shall have the meanings set forth in the definitive proxy statement.

(1)	Supplement to “The Merger—Background of the Merger”

The following disclosure supplements and is to be inserted after the final sentence of the second paragraph under the caption “The Merger—Background of the Merger” on pages 24-25 of the definitive proxy statement:

It was noted that the Board would not retain J.P. Morgan (or another financial advisor) at that time. It was also noted that before retaining any financial advisor, the Board would evaluate any potential conflict of interest that financial advisor would have. It was further noted that the Board was not authorizing a Proposed Transaction, but was merely reviewing, assessing and evaluating the potential for such a transaction.

The following disclosure supplements and is to be inserted after the final sentence of the fourth paragraph under the caption “The Merger—Background of the Merger” on page 25 of the definitive proxy statement:

One of those potential strategic buyers entered into a substantial acquisition of another entity shortly after it was contacted as a potential participant, and therefore declined to explore a Potential Transaction. The other potential strategic buyer did not express interest in a Potential Transaction.

The following disclosure supplements and restates the fourteenth paragraph under the caption “The Merger—Background of the Merger” on page 27 of the definitive proxy statement:

        On May 30, 2012, the Board held a special meeting by teleconference with members of the Company’s senior management and representatives from Cravath in attendance. At this meeting, the Board reviewed and discussed the status of the exploration of a Potential Transaction with TPG, Party A and Party B. The Board discussed the scope of the bidding process with Cravath, along with the potential risks and benefits of expanding that process. Cravath and the Board also discussed appropriate procedures at the Board level for managing a bidding process. During that meeting, the Board also noted that permission would not be given to the Company’s senior managers to discuss future employment with any potential acquiror unless and until there was an acceptable offer. Mr. LePore then discussed the adverse decision in the Pronova litigation. During that meeting, the Board held a discussion regarding the potential retention of J.P. Morgan as its financial advisor. That discussion included consideration of whether to hire a second financial advisor. In connection with that discussion, it was noted that J.P. Morgan had disclosed its banking and business relationships with the interested financial bidders, TPG and Party B. The Board was advised by J.P. Morgan of J.P. Morgan’s financial relationships with TPG and Party B on an annual run rate basis, as well as J.P. Morgan’s agreement not to finance any of the interested parties in any Potential Transaction with the Company.

The following disclosure supplements and restates the final three sentences of the fifteenth paragraph under the caption “The Merger—Background of the Merger” on pages 27-28 of the definitive proxy statement:

Finally, at the same meeting, the independent directors also considered and confirmed the engagement of J.P. Morgan as the Company’s financial advisor. In so doing, the independent directors considered the facts and circumstances that had been discussed at the special meeting of the full Board earlier that day, including J.P. Morgan’s banking and business relationships with TPG and Party B. The independent directors determined that the Board would not at that time engage a second financial advisor for purposes of exploring a Potential Transaction. The independent directors also considered and confirmed the retention of Cravath as independent legal counsel to the independent members of the Board in connection with the exploration of a Potential Transaction.

The following disclosure supplements and is to be inserted after the final sentence of the eighteenth paragraph under the caption “The Merger—Background of the Merger” on page 28 of the definitive proxy statement:

The Board discussed current events relating to the Company, including recent product events and the adverse decision in the Pronova litigation. The Board then reviewed and discussed with management, J.P. Morgan, Orrick and Cravath the effect of those current events on the Company’s stock price and the Company’s projections provided to the interested parties.

The following disclosure supplements and restates the nineteenth paragraph under the caption “The Merger—Background of the Merger” on pages 28-29 of the definitive proxy statement:

The independent members of the Board then met separately with Cravath, and without members of management, J.P. Morgan or Orrick being present. The independent directors authorized the Company to allow TPG to discuss the Potential Transaction with Bank of America, Deutsche Bank and Goldman Sachs, Party A to discuss the Potential Transaction with Morgan Stanley and Party B to discuss the Potential Transaction with Bank of America, Deutsche Bank and Credit Suisse as potential sources of financing and approved the financial bidder and strategic bidder versions of the form of merger agreement prepared by Cravath and Orrick. The independent directors then discussed the potential impact of certain current events, including the outcome of the Pronova litigation on the Company and any Potential Transaction, and noted that the Board should be prepared for the possibility that the purchase price in the final proposals from TPG, Party A and Party B might be lower than those in their initial indications of interest due to the changed circumstances and prospects of the Company. The independent directors discussed the importance of evaluating the next round of proposals independently and weighing them against the Company’s available strategic alternatives without feeling constrained by the sales process that had been pursued prior to that point.

The following disclosure supplements and is to be inserted as a new paragraph immediately after the nineteenth paragraph under the caption “The Merger—Background of the Merger” on page 29 of the definitive proxy statement:

On June 18, 2012, the Steering Committee met by teleconference with representatives of Orrick, J.P. Morgan, Cravath and Company senior management. At that meeting, the Steering Committee discussed whether to include another potentially interested financial acquiror in the process. During that discussion, the Steering Committee consulted with representatives of J.P. Morgan as to whether that potentially interested financial acquiror should be included in the process. After consultation with J.P. Morgan, the Steering Committee concluded that the potentially interested financial acquiror should not be included in the process at that time. In reaching that conclusion, the Steering Committee considered the fact that the potentially interested financial acquiror had a limited history in the healthcare space, that the Board’s rationale in determining not to expand participation in the process remained applicable, that the proposed transaction structure was expected to include a “go–shop” period and that the potentially interested financial acquiror could participate in that “go–shop” process.

The following disclosure supplements and restates the twenty-fifth paragraph under the caption “The Merger—Background of the Merger” on pages 29-30 of the definitive proxy statement:

        On July 10, 2012, the Steering Committee met by teleconference with members of management and representatives from Cravath, Orrick and J.P. Morgan. The Steering Committee discussed the proposals received the night before with J.P. Morgan and Cravath, and concluded that it would recommend to the full Board that, in its view, only the TPG and Party A bids should be pursued seriously at this point because Party B was well behind TPG on price and too far behind both parties in its ability to submit a final offer to allow it to catch up without delaying the process to a degree that would put the other bids at significant risk. The Steering Committee also discussed the fact that the current proposals reflected lower valuations than those received during the previous round of bidding, but concluded that this was to be expected due to the changed circumstances and prospects of the Company in light of recent events, including the adverse decision in the Pronova litigation, and believed that the Board was likely to view $50 as an attractive price. The Steering Committee also considered TPG’s request for exclusivity, and considered the risks associated with denying TPG exclusivity at that time. The Steering Committee concluded that it would recommend that the Board not grant exclusivity to TPG, noting that it was very unlikely that TPG would back out of the process if the Company demonstrated a willingness to engage with them rapidly. The Steering Committee next discussed Party A’s bid, and concluded that the Company should encourage Party A to reach a price that would be competitive with TPG. The Steering Committee instructed J.P. Morgan to call Party A and its advisors, inform them that they were significantly behind on price and tell them that they should come back with their “best and final” offer and that such offer would “need to start with a five” to be competitive. Finally, the Steering Committee considered whether it should recommend to the full Board that TPG be asked to increase its bid, and it was discussed after consultation with Cravath and J.P. Morgan that the potential benefit of asking TPG to increase its price was not worth the associated risks, and that this issue should be considered and determined by the Board. The Steering Committee concluded that it would recommend to the full Board that it not attempt to obtain more value from TPG unless J.P. Morgan was able to generate viable price competition with Party A because it did not want to risk the possibility that TPG, whose bid was already very attractive, would terminate discussions by suggesting that their price was insufficient in the absence of such competition.

The following disclosure supplements and is to be inserted after the final sentence of the twenty-sixth paragraph under the caption “The Merger—Background of the Merger” on page 30 of the definitive proxy statement:

Following its July 10, 2012 communications with J.P. Morgan, Party A did not provide any further indication that it was willing or able to increase its proposed price to $50 per share or above.

The following disclosure supplements and replaces the seventh sentence of the twenty-eighth paragraph under the caption “The Merger—Background of the Merger” on page 30 of the definitive proxy statement:

Finally, following discussion, the independent members of the Board decided to inform management that if by the close of business on July 11, 2012, Party A had not increased its offer to be competitive with TPG’s offer, Company management would be, for the first time in the process, permitted to discuss with TPG equity and employment terms.

The following disclosure supplements and restates the thirty-seventh paragraph under the caption “The Merger—Background of the Merger” on page 32 of the definitive proxy statement:

On July 20, 2012, the Steering Committee met by teleconference with representatives of J.P. Morgan and Cravath. At that meeting, a representative from J.P. Morgan discussed the status of the “go–shop” process and the inquiries that J.P. Morgan had made to potentially interested parties. The J.P. Morgan representative noted that three parties, including one potential strategic acquiror (“Party C”) and two potential financial acquirors, had expressed preliminary interest in a possible transaction with the Company.

On July 26, 2012, the Steering Committee met by teleconference with representatives from J.P. Morgan and Cravath. At that meeting, a representative of Cravath summarized the status of the “go–shop” process, and noted that the three parties that had expressed preliminary interest in a possible transaction with the Company had each executed confidentiality agreements and had been provided access to certain non-public information regarding the Company, including management’s projections of the Company’s performance for the next five years.

The following disclosure supplements and replaces the final sentence of the thirty-eighth paragraph under the caption “The Merger—Background of the Merger” on page 32 of the definitive proxy statement:

However, Party C thereafter indicated to J.P. Morgan on August 9, 2012 that it was not interested in pursuing a transaction with the Company.

The following disclosure supplements and is to be inserted as new paragraphs immediately after the thirty-eighth paragraph under the caption “The Merger—Background of the Merger” on page 32 of the definitive proxy statement:

On August 10, 2012, the Steering Committee met by teleconference with representatives from J.P. Morgan and Cravath. At that meeting, a representative of Cravath summarized the status of the “go–shop” process, and noted that all three parties that had signed confidentiality agreements had dropped out of the “go–shop” process without submitting an alternative acquisition proposal.

On August 22, 2012, the Steering Committee met by teleconference with representatives from Cravath. At that meeting, a representative from Cravath summarized the status of the “go–shop” process, and noted that the “go–shop” period was nearly complete and that no alternative proposal had been submitted to date and no additional parties had expressed interest.

(2)	Prospective Financial Information Provided to “Go-Shop” Participants and TPG VI

See our earlier Definitive Additional Materials on Schedule 14A filed on September 14, 2012 for this additional disclosure.

(3)	Supplement to “The Merger—Litigation Relating to the Merger”

The following disclosure supplements and restates the first paragraph under the caption “The Merger—Litigation Relating to the Merger” on page 64 of the definitive proxy statement:

Between July 24, 2012 and September 10, 2012, nine purported class action complaints relating to the merger (the “Stockholder Actions”) were filed against all or some of the following: the Company, members of the Company’s board of directors, TPG, Parent and Merger Sub.

The following disclosure supplements and is to be inserted as a new paragraph immediately after the sixth paragraph under the caption “The Merger—Litigation Relating to the Merger” on pages 64-65 of the definitive proxy statement:

By order of September 5, 2012, the matter captioned Femia v. Par Pharmaceutical Companies, Inc., et al., No. L-6305-12 was transferred to the Chancery Division and consolidated with Wilkinson v. LePore, et al., No. C-229-1 (the “Consolidated New Jersey Action”). The Consolidated New Jersey Action has been assigned docket number C-263-12.

The following disclosure supplements and is to be inserted after the final sentence of the seventh paragraph under the caption “The Merger—Litigation Relating to the Merger” on page 65 of the definitive proxy statement:

Defendants opposed plaintiffs’ motions for expedited discovery in the Consolidated New Jersey Action on the grounds that the Consolidated New Jersey Action should be stayed pending resolution of the first-filed Consolidated Delaware Action. By order of September 6, 2012, the Superior Court of New Jersey, Chancery Division granted defendants’ cross-motion for a stay pending resolution of the Consolidated Delaware Action and denied plaintiffs’ motion for expedited discovery. On September 10, 2012, an additional complaint was filed in the United States District Court for the District of New Jersey, seeking substantially the same relief as the Federal Action, captioned Saratoga Advantage Trust Heath & Biotechnology Portfolio v. Par Pharmaceutical Companies, Inc., 2:33-av-00001. On September 12, 2012, defendants moved to dismiss the Federal Action.